AMENDMENT TO

SIX CIRCLES TRUST

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, dated as of this 18th day of June 2024 (the “Amendment”), to the Investment Advisory Agreement, dated June 22, 2018, as amended (the “Agreement”), between the Parties (as defined below), is entered into by and between Six Circles Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of each series of the Trust set forth on Schedule A of the Agreement (each, a “Fund”), and J.P. Morgan Private Investments Inc. (the “Adviser” and, together with the Trust, the “Parties”).

WHEREAS, pursuant to the Agreement, the Adviser renders investment advisory services to the Funds;

WHEREAS, the Parties desire to amend Schedule A of the Agreement to add a new series of the Trust, the Six Circles Multi-Strategy Fund (the “Fund”), so that the Adviser may render investment advisory services to the new series pursuant to the Agreement;

WHEREAS, Section 12 of the Agreement provides that the Agreement may be amended by mutual consent, provided that the consent of each Fund is approved in accordance with the requirements of the Investment Company Act of 1940, as amended; and

WHEREAS, Section 9 of the Agreement provides that the Agreement will remain in effect with respect to any new fund added to the Agreement on or after June 22, 2018, for up to two years from the date the new fund commences operations pursuant to an effective amendment to the Trust’s registration statement (the “Effective Date”).

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

WITNESSETH:

1.

The Parties hereby agree that Schedule A of the Agreement is hereby replaced -with Schedule A attached hereto, to become effective with respect to the Fund in accordance with Section 9 of the Agreement.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first above written.

SIX CIRCLES TRUST		J.P. MORGAN PRIVATE INVESTMENTS INC.

By:		By:
Name:	Mary Savino	Name:	Glenn Hill
Title:	President	Title:

Schedule A

to

Investment Advisory Agreement of Six Circles Trust

Advisory Fee Rates

Name	Advisory Fee Rate
Six Circles Ultra Short Duration Fund	0.25%
Six Circles Tax Aware Ultra Short Duration Fund Six	0.25%
Circles U.S. Unconstrained Equity Fund	0.25%
Six Circles International Unconstrained Equity Fund	0.25%
Six Circles Managed Equity Portfolio U.S. Unconstrained Fund	0.25%
Six Circles Managed Equity Portfolio International Unconstrained Fund	0.25%
Six Circles Global Bond Fund	0.25%
Six Circles Tax Aware Bond Fund	0.25%
Six Circles Credit Opportunities Fund	0.75%
Six Circles Multi-Strategy Fund	1.25%